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                                                                     EXHIBIT 2.3

                               INDEMNITY AGREEMENT

                  This INDEMNITY AGREEMENT, dated as of July 1, 2003 (this "Agreement"), is by and among Arbor Commercial Mortgage, LLC, a New York limited liability company ("ACM"), Arbor Realty Trust, Inc., a Maryland corporation ("ART"), Arbor Realty Limited Partnership, a Delaware limited partnership ("ARLP") and Mr. Ivan Kaufman ("Kaufman"). Capitalized terms not defined herein have the meaning ascribed to them in the Contribution Agreement, dated as of July 1, 2003, by and among ACM, ART and ARLP.

                  WHEREAS, pursuant to the Contribution Agreement, ACM has contributed Initial Assets to ARLP which include the Ornstein Loan and the 1025 5th Avenue Bridge Loan; and

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I

                                 INDEMNIFICATION

1.1 ACM and Kaufman, hereby jointly and severally agree to indemnify and hold ART and ARLP harmless from and against damages, expenses, losses, costs, claims or liabilities (each a "Claim") suffered or incurred by ART and ARLP as a direct result of any untruth or inaccuracy in any of the representations or warranties made by ACM in Section 4(b) of the Contribution Agreement with respect to the 1025 5th Avenue Bridge Loan or the Ornstein Loan as if such representations and warranties were made with respect to the 1025 5th Avenue Bridge Loan or the Ornstein Loan in the Contribution Agreement.

1.2      (a)      The indemnification set forth in Section 1.1 shall only extend to a Claim with respect to the Ornstein Loan of which written notice has been given prior to the repayment in full of any and all amounts due under the Ornstein Loan; and

         (b) The indemnification set forth in Section 1.1 shall only extend to a Claim with respect to the 1025 5th Avenue Bridge Loan of which written notice has been given prior to the repayment in full of any and all amounts due under the 1025 5th Avenue Bridge Loan.

1.3 Each of ART and ARLP shall give prompt written notice to ACM (the receipt of which by ACM shall constitute notice to Kaufman) as to the assertion of any Claim, or the commencement of any Claim. The omission of either of ART or ARLP to notify ACM of any such Claim shall not relieve ACM or Kaufman from

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         any liability in respect of such Claim that they may have to either of
         ART or ARLP on account of this Agreement nor shall it relieve ACM or Kaufman from any other liability that it may have to either of ART or ARLP, provided, however, that ACM and Kaufman shall be relieved of liability to the extent that the failure so to notify shall have caused prejudice to the defense of such claim. In case any such claim shall be asserted or commenced against either of ART or ARLP and it shall notify ACM thereof, ACM shall be entitled to participate in the negotiation or administration thereof and, to the extent it may wish, to assume the defense thereof with counsel reasonably satisfactory to the party against which such Claim was initially asserted or commenced, and, after notice from ACM to the party against which such Claim was initially asserted or commenced of its election so to assume the defense thereof, which notice shall be given within 15 days of its receipt of such notice from the party against which such Claim was initially asserted or commenced, ACM will not be liable to the party against which such Claim was initially asserted or commenced hereunder for any legal or other expenses subsequently incurred by the party against which such Claim was initially asserted or commenced in connection with the defense thereof other than reasonable costs of investigation. ACM shall not settle any claim without the written consent of the party against which such Claim was initially asserted or commenced, which consent shall not be unreasonably withheld or delayed.

1.4 Notwithstanding the foregoing, nothing in this Agreement shall limit any rights of indemnification that ART or ARLP shall have from ACM or Kaufman pursuant to any other agreements or understandings between any of the parties hereto.

                                   ARTICLE II

                               GENERAL PROVISIONS

                  2.1 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  2.2 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law provisions thereof.

                  2.3 Assignment; Successors. This Agreement and the rights, interests or obligations of any party hereunder shall not be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.

                                            ARBOR COMMERCIAL MORTGAGE, LLC

                                            By: /s/ Frederick C. Herbst
                                                --------------------------
                                                Name: Frederick C Herbst
                                                Title: Chief Financial Officer

                                            /s/ Ivan Kaufman
                                            ------------------------------
                                            Ivan Kaufman

                                            ARBOR REALTY TRUST, INC.

                                            By: /s/ Frederick C. Herbst
                                                --------------------------
                                                Name: Frederick C. Herbst
                                                Title: Chief Financial Officer,
                                                       Treasurer and Secretary

                                            ARBOR REALTY LIMITED PARTNERSHIP

                                            By: ARBOR REALTY GPOP, INC.,
                                                its General Partner

                                            By: /s/ Frederick C. Herbst
                                                --------------------------
                                                Name: Frederick C. Herbst
                                                Title: Secretary and Treasurer